UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 29, 2006

Super Vision International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23590	59-3046866
(Commission File Number)	(IRS Employer Identification No.)

8210 President’s Drive, Orlando, Florida	32809
(Address of Principal Executive Offices)	(Zip Code)

(407) 857-9900

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2006, Super Vision International, Inc. (the “Company”) entered into a new five year operating lease agreement with EastGroup Properties, L.P. The Company will lease approximately 34,000 square feet of office, distribution and light manufacturing space in Orlando, Florida for its new manufacturing facility. Provided that the tenant improvements are substantially complete, the Company expects to move from its current facility and begin occupancy on April 1, 2007. The lease is triple net with scheduled annual rent increases. Base rent under the lease starts at $6.95 per square foot for the first 12 month period and increases annually by 3.5% thereafter. In addition to base rent, the Company is required to pay its pro rata share of the property’s operating expenses, including property taxes, insurance and non-structural repairs. The lease provides for a security deposit of $28,576 and an estimated turnkey cost to the Company of approximately $85,000 over the lessor’s tenant finish allowance. Fifty percent of this amount will be paid by the Company upon commencement of construction and 50% will be paid within 30 days of occupancy.

In connection with executing the lease for the Company’s new facility, on November 29, 2006, the Company entered into a lease termination agreement with Max King Realty, Inc. (“Max King Realty”), a company controlled Brett M. Kingstone, the Company’s chairman of the board, to terminate the capital lease with Max King Realty for the Company’s existing facility. Max King Realty was willing to accommodate the Company’s desire to terminate its obligations under the lease for its current facility by terminating the lease, repaying the third party indebtedness secured by the premises and selling the premises to an unrelated third party.

In connection with accommodating the Company’s request for early termination of the lease of its existing facility, Max King Realty incurred a prepayment penalty to a third party lender for the early repayment of the indebtedness secured by the leased premises in an amount equal to approximately $333,000. The Company has agreed to pay Max King Realty the amount of the prepayment penalty by delivery of an unsecured promissory note bearing interest at a rate of 7.5% per annum. Interest and principal under the promissory note is payable upon the earlier to occur of: (i) five years from the date of the promissory note, (ii) a change in control of the Company (as such term is defined in the promissory note), (iii) the receipt by the Company of net cash proceeds in excess of $2 million from the sale of the Company’s equity securities in a single transaction or a series of related transactions, or (iv) the receipt by the Company of net cash proceeds in excess of $500,000 from (x) a final judgment against various defendants (the “Wu Defendants”) in a lawsuit (case number CI-99-9392) filed by the Company on November 18, 1999 in the Circuit Court of the 9th Judicial Circuit in and for Orange County Florida (the “Wu Lawsuit”), (y) litigation the Company is pursuing against certain parties related to the Wu Defendants, including certain of the Wu Defendant’s bankers, lawyers and accountants (the “Related Litigation”), or (z) litigation between the Company and Color Kinetics Incorporated.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Lease Agreement dated November 30, 2006 between the Company and EastGroup Properties, L.P.

10.2	Lease Termination Agreement dated November 29, 2006 between the Company and Max King Realty, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 5, 2006	SUPER VISION INTERNATIONAL, INC.

/s/ Michael A. Bauer
Name: Michael A. Bauer
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Lease Agreement dated November 30, 2006 between the Company and EastGroup Properties, L.P.

10.2	Lease Termination Agreement dated November 29, 2006 between the Company and Max King Realty, Inc.